EXHIBIT 99.1

ConnectOne Bancorp, Inc. Increases Quarterly Common Stock Cash Dividend

ENGLEWOOD CLIFFS, N.J., March 27, 2019 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), announced today that its Board of Directors increased the Company’s quarterly cash dividend on its common stock by 20% to $0.09 per share.  The dividend will be paid May 1, 2019, to shareholders of record on April 15, 2019.  The $0.09 per share represents an increase of $0.015 per share over the previous quarterly cash dividend of $0.075 per share.

Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer stated, “This dividend increase reflects our consistently strong operating performance, our solid capital position and the confidence we have in ConnectOne’s long-term outlook.  Our payout ratio remains conservative and, along with the recently announced 1.2 million share repurchase program, we remain committed to effectively managing capital in order to enhance shareholder value.”

About ConnectOne Bancorp, Inc.
ConnectOne Bancorp, Inc., through its subsidiary, ConnectOne Bank offers a full suite of both commercial and consumer banking and lending products and services through its 29 banking offices located in New York and New Jersey. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.ConnectOneBank.com.

Forward-Looking Statements
This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the Securities Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:
William S. Burns
Executive VP & CFO
201.816.4474; bburns@cnob.com

Media Contact:
Thomas Walter, MWWPR
202.600.4532; twalter@mww.com